Exhibit 10.1

             Material Terms of Verbal Agreement with 7bridge Capital


From May 2002, to May 2004, Asia Payment Systems (HK) Ltd. shared an office with 7bridge Capital.

The key elements of the arrangement were:

     1.   Each company paid 50% of the office costs.

2. From January to May 2004, Asia Payments paid one-third of the salary of one secretarial employee (one-third = HK$5,000 per month).

When lease expired each company arranged its own office accommodation in separate locations, and no further costs were incurred or shared between them.

The financial details for this arrangement were:

     -    7bridge paid to Asia Payments (HK):

          2003- shared office expenses HK$156,039 (US$20,000)

          2004-shared office expenses HK$73,383.87 (US$9,400)

     -    Asia Payments (HK) paid to 7bridge:

          2003 - shared office deposit HK$30,000 (US$3,846)

          2004 - admin expense (one-third of secretary's salary) HK$20,000
                 (US$2,560)


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